UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 23, 2005

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 23, 2005, the Board of Directors of AvalonBay Communities, Inc. (“AvalonBay” or the “Company”) appointed Timothy J. Naughton as President of AvalonBay, effective as of that date.  Bryce Blair, who held the title of Chairman, Chief Executive Officer and President prior to such appointment, will continue to serve as Chairman and Chief Executive Officer.  Attached hereto as Exhibit 99.1 is a copy of the press release dated February 23, 2005, which is incorporated herein by reference, announcing Mr. Naughton’s appointment and other organizational changes, including the planned departure, as of April 30, 2005, of Samuel B. Fuller, Executive Vice President—Development and Construction.

Biographical and Other Information Regarding Mr. Naughton

The following biographical and other information regarding Mr. Naughton and his compensatory and other arrangements with AvalonBay are provided pursuant to Item 502(c)(2) and (3) of Form 8-K and update the related information previously disclosed in AvalonBay’s Schedule 14A filed with the Securities and Exchange Commission on March 25, 2004 relating to AvalonBay’s Annual Meeting of Stockholders held on May 5, 2004.

Mr. Naughton, 43, had served as Chief Operating Officer of AvalonBay since February 2001.  In that capacity, Mr. Naughton was responsible for the performance and coordination of development, construction, property operations, marketing and investments.  Prior to assuming the Chief Operating Officer role, Mr. Naughton served as Senior Vice President—Chief Investment Officer since January 2000, overseeing AvalonBay’s investment strategy for real estate and non-real estate related investments. Prior to becoming Chief Investment Officer, Mr. Naughton served since the formation of Avalon Properties, Inc. in August 1993 as its Regional Vice President—Development and Acquisitions, with responsibility primarily in the Mid-Atlantic and Midwest regions of the country.  Mr. Naughton has been with AvalonBay or its predecessors since 1989.  Mr. Naughton is a member of the Multifamily Council of the Urban Land Institute and a member of the National Multi-Housing Council, where he serves on the Executive Committee.  Mr. Naughton received his Masters of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected Phi Beta Kappa.

In connection with his appointment as President, Mr. Naughton’s base salary was increased to $435,000.  The other material terms of his existing employment agreement with AvalonBay, as described below, remain substantially as previously in effect.

The Company entered into an employment agreement with Mr. Naughton dated February 26, 2001.  The agreement expires on February 26, 2006, but will automatically renew for additional one-year terms unless an advance notice of non-renewal is provided by either party to the other at least 90 days prior to the expiration of the then-current term.  If there is a “change in control” of the Company (as defined in the employment agreement), the employment agreement will be automatically extended for three years from the date of the change of control. The employment agreement provides that, in general, for one year following termination by the Company for Cause (as defined in the employment agreement) or termination by Mr. Naughton (other than in the event of a constructive termination without Cause) prior to a change in control of the Company, Mr. Naughton will not compete in the multifamily rental real estate business within 30 miles of residential real estate owned or managed by the Company.  In addition, the agreement provides that for one year following termination for any reason, Mr. Naughton will not solicit for employment any of the employees of the Company.

Under the agreement, Mr. Naughton’s base salary will be reviewed annually and may be adjusted upward, but may not be decreased. In addition, commencing at the close of each fiscal year, the Company shall review the performance of Mr. Naughton and may provide him additional compensation in the form of a cash bonus and long-term equity incentives such as stock options and restricted stock grants.

The employment agreement provides for termination and severance benefits in the case of a termination without Cause, a non-renewal of the agreement by the Company, or a voluntary resignation by Mr. Naughton that is due to a constructive termination without cause (generally, (w) a change in control, (x) a material breach of the employment agreement, (y) a material change in Mr. Naughton’s employment circumstances by the Company) or termination due to disability. The employment agreement provides that if, within two years following a change in control, Mr. Naughton is terminated without Cause or is constructively terminated without cause, he will generally be entitled to the following severance benefits: (i) cash in an amount equal to three times the sum of (A) a three-year average of his annual base salary (“Average Base”), plus (B) a three-year average of his annual cash bonus earned (“Average Cash Bonus”), plus (C) a three-year average of the annual value of stock and equity-based compensation awards granted to him (“Average Equity”); (ii) 36 months of medical and disability insurance benefits; (iii) accelerated vesting of stock options and restricted stock awards; and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy for so long as such payments are due.  For a termination due to disability, Mr. Naughton would receive (i) one times the sum of Average Base plus Average Cash Bonus plus Average Equity, (ii) 12 months of medical and disability insurance benefits, and (iii) the other benefits described in the preceding sentence.  In the event that Mr. Naughton’s employment is terminated by the Company or he is constructively terminated in either case prior to a change in control or more than two years after a change in control, he would receive (i) cash in an amount equal to the sum of two times Average Base plus two time Average Cash Bonus plus one times Average Equity, (ii) 24 months of medical and disability insurance benefits, (iii) accelerated vesting of stock options and restricted stock awards, and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy for so long as such payments are due.

In addition, if the Company elects not to renew the term of the employment agreement, and within one year of such non-renewal Mr. Naughton voluntarily terminates his employment or within two years of such non-renewal the Company terminates his employment, then the Company must provide Mr. Naughton with the following severance benefits:  (i) cash equal to the sum of his then current base salary plus his Average Cash Bonus, (ii) 12 months of medical and disability insurance benefits, plus, in the event the Company terminates his employment, (iii) accelerated vesting of stock options and restricted stock awards, and (iv) continued payment of the whole-life portion of the premiums due on a life insurance policy for so long as such payments are due.

In the event that any severance payments paid to Mr. Naughton are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the Company shall make an additional severance payment to Mr. Naughton (a “partial gross up payment”) to compensate him for the excise tax he will incur.  The partial gross up payment would be an amount such that the net amount retained by him, before accrual or payment of any Federal or state income taxes on the partial gross up payment but after accrual or payment of the excise tax on the partial gross up payment, is equal to the total excise tax on the severance payments.

Under the employment agreement, the Company provides Mr. Naughton with an annual allowance of $5,000 to use in his discretion for items such as financial counseling, tax preparation or country club membership.  In addition, the Company agrees that any stock options granted to Mr. Naughton during the term of the employment agreement will generally be exercisable for 12 months following a termination that gives rise to accelerated vesting of options (or, if earlier, the expiration of their ordinary term).

Departure of Mr. Fuller

The Company is currently negotiating the definitive terms of Mr. Fuller's departure and on-going relationship with the Company post-departure.  The Company expects that it will enter into a consulting services arrangement with Mr. Fuller pursuant to which he will provide consulting and transitional development services following his departure.  The Company expects that Mr. Fuller will receive a cash payment of approximately $2 million, retain his equity based compensation awards, be paid a prorated bonus through his expected departure date of April 30, 2005 and receive payment for 24 months of medical and disability insurance.

ITEM 7.01                                       Regulation FD Disclosure

On February 23, 2005, the Company received approximately $6.7 million resulting from the acquisition by eBay Inc. of Rent.com, in which the Company held an equity investment since October 2000. The Company expects to record a gain of approximately $6.25 million during the first quarter of 2005 relating to the sale of Rent.com. The Company’s full year 2005 financial outlook included in its press release dated January 26, 2005 included the effect of the gain from the sale of Rent.com.

As reported under Item 5.02 of this report, the Company is currently negotiating the definitive terms of Mr. Fuller's departure from the Company and on-going relationship with the Company post-departure. The Company currently expects that, in connection with the payments and benefits it will provide to Mr. Fuller, the Company will recognize a charge to earnings of approximately $2 million during the first quarter of 2005. The Company's full year 2005 financial outlook included in its press release dated January 26, 2005 did not include the effects of the payments and benefits expected to be paid to Mr. Fuller.

ITEM 9.01                                       Financial Statements and Exhibits

(c)                                  Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 23, 2005 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Executive Vice President – Chief Financial Officer

Date: March 1, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 23, 2005 (filed herewith)